AMC NETWORKS INC. REPORTS SECOND QUARTER 2024 RESULTS
New York, NY – August 9, 2024: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2024.
Chief Executive Officer Kristin Dolan said: "AMC Networks continues to find opportunities in a strategic plan built around programming, partnerships and profitability. Key to our plan is the creation and curation of celebrated films and series, and making them available to audiences everywhere, including through an exciting new branded content licensing agreement with Netflix. In the first half of 2024, we’ve made significant progress against our strategic priority of generating strong free cash flow, and we’re well on our way to achieving our free cash flow guidance for the full year."
Operational Highlights:
•Expanded our longstanding relationship with Netflix by striking an innovative deal to strategically curate and window prior seasons of 15 AMC branded shows on their platform, launching on August 19th.
•Entered into a new licensing partnership with Sky, making Sky the new home of The Walking Dead Universe in the UK.
•Continued participation in new and innovative internet-delivered skinny bundles including the inclusion of our AMC, We TV, BBCA, BBC News, Sundance and IFC networks in Optimum's new Entertainment TV package available on Optimum Stream.
•Successfully implemented price increases for two of our targeted streaming services: Acorn TV and HIDIVE with an insignificant impact to churn due to highly-engaged, brand-loyal subscriber bases.
•AMC Reality, a branded offering on ITVX, the UK’s largest AVOD platform, launched May 30th joining AMC Stories which launched on ITVX on April 8th.
•Greenlit the third series in the expanding Anne Rice Immortal Universe, a drama for AMC and AMC+ focused on a secretive society called The Talamasca, slated for a 2025 premiere.
•Announced a new series from AMC Studios for AMC and AMC+, set inside the bubble of Silicon Valley, from writer and showrunner Jonathan Glatzer of Succession, Bad Sisters, and Better Call Saul fame.
Financial Highlights – Second Quarter Ended June 30, 2024:
•Net cash provided by operating activities of $104 million; Free Cash Flow(1) of $95 million.
•Operating income of $11 million included impairment and other charges of $97 million in the second quarter; Adjusted Operating Income(1) of $153 million, with a margin of 24%.
•Net revenues of $626 million decreased 8% from the prior year. Excluding $20 million of revenues in the prior year related to the return of rights from Hulu, $19 million of revenues in the prior year related to 25/7 Media (which we divested on December 29, 2023) and $13 million of revenues in the current period related to a one-time adjustment payment at AMCNI, net revenues decreased 4%.
◦Streaming revenues of $150 million increased 9% from the prior year.
•Diluted EPS of $(0.66); Adjusted EPS(1) of $1.24.

Dollars in thousands, except per share amounts	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Net Revenues	$625,934	$678,628	(7.8)%	$1,222,395	$1,396,075	(12.4)%
Operating Income	$10,788	$105,701	(89.8)%	$120,966	$279,005	(56.6)%
Adjusted Operating Income	$152,807	$176,777	(13.6)%	$301,931	$392,540	(23.1)%

Diluted Earnings (Loss) Per Share	$(0.66)	$1.60	n/m	$0.37	$3.97	n/m
Adjusted Earnings Per Share	$1.24	$2.02	(38.6)%	$2.40	$4.64	(48.3)%

Net cash provided by operating activities	$104,403	$157,566	(33.7)%	$255,272	$25,047	n/m
Free Cash Flow	$95,165	$147,614	(35.5)%	$239,314	$3,597	n/m
(1) See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income, Adjusted EPS and Free Cash Flow.

Segment Results:
(dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change
Net Revenues:
Domestic Operations	$538,291	$581,819	(7.5)%	$1,062,517	$1,193,673	(11.0)%
International	90,095	99,304	(9.3)%	165,700	207,376	(20.1)%
Inter-segment Eliminations	(2,452)	(2,495)	1.7%	(5,822)	(4,974)	(17.0)%
Total Net Revenues	$625,934	$678,628	(7.8)%	$1,222,395	$1,396,075	(12.4)%

Operating Income (Loss):
Domestic Operations	$102,735	$162,530	(36.8)%	$244,752	$362,018	(32.4)%
International	(43,795)	(11,705)	(274.2)%	(35,186)	2,437	n/m
Corporate / Inter-segment Eliminations	(48,152)	(45,124)	(6.7)%	(88,600)	(85,450)	(3.7)%
Total Operating Income	$10,788	$105,701	(89.8)%	$120,966	$279,005	(56.6)%

Adjusted Operating Income (Loss):
Domestic Operations	$155,348	$184,806	(15.9)%	$317,667	$404,194	(21.4)%
International	29,265	19,186	52.5%	42,665	40,323	5.8%
Corporate / Inter-segment Eliminations	(31,806)	(27,215)	(16.9)%	(58,401)	(51,977)	(12.4)%
Total Adjusted Operating Income	$152,807	$176,777	(13.6)%	$301,931	$392,540	(23.1)%

Domestic Operations
Second Quarter Results:
•Domestic Operations revenues decreased 7% from the prior year to $538 million.
◦Subscription revenues decreased 3% to $323 million, primarily due to declines in the linear subscriber universe, partially offset by an increase in streaming revenues.
▪Streaming revenues increased 9% to $150 million driven by year-over-year subscriber growth and price increases.
◦Streaming subscribers increased 5% to 11.6 million as compared to 11.0 million subscribers as of June 30, 2023.
▪Affiliate revenues decreased 12% to $172 million, primarily due to basic subscriber declines.
◦Content licensing revenues decreased 18% to $67 million due to the availability of deliveries in the period. The prior period included $20 million of revenues related to the return of rights from Hulu that resulted in the acceleration of revenue previously anticipated to be recognized in 2024. Excluding prior period revenues associated with the return of rights from Hulu, content licensing revenues increased 10%.
◦Advertising revenues decreased 11% to $149 million due to linear ratings declines and a challenging ad market, partly offset by digital and advanced advertising revenue growth.
•Operating income of $103 million included a long-lived asset impairment charge related to our BBCA joint venture of $29 million.
•Adjusted Operating Income decreased 16% to $155 million, with a margin of 29%. The decrease in Adjusted Operating Income was primarily driven by a decrease in revenues, partly offset by continued cost management measures.
International
In 2024, the Company updated the name of its previously titled "International and Other" operating segment to "International" following the divestiture of the 25/7 Media business on December 29, 2023, which was the sole component of the operating segment that comprised “Other.” This update does not constitute a change in segment reporting, but rather an update in name only. Prior period segment information contained in this release includes the results of the 25/7 Media business through the date of divestiture.
Second Quarter Results:
•International revenues decreased 9% from the prior year to $90 million. The prior period included $19 million of content licensing and other revenues related to 25/7 Media, which we divested on December 29, 2023. Additionally, current period advertising revenue included $13 million of revenue related to a one-time adjustment payment. Excluding revenues related to 25/7 Media and the one-time adjustment payment, International revenues decreased 4%.
◦Subscription revenues decreased 13% to $50 million, primarily due to the non-renewal of an AMCNI distribution agreement in the UK that occurred in the fourth quarter of 2023.
◦Content licensing and other revenues decreased 86% to $3 million due to the sale of our interest in 25/7 Media in December 2023.
◦Advertising revenues increased 84% to $38 million due to a $13 million one-time adjustment payment and new streaming offerings in the UK. Excluding the one-time adjustment payment, advertising revenues increased 18%.
•Operating loss of $44 million included a goodwill impairment change of $68 million related to AMCNI.
•Adjusted Operating Income increased 53% to $29 million. The increase in Adjusted Operating Income was primarily driven by the one-time adjustment payment. 25/7 Media generated $1 million of AOI in the second quarter of 2023. Excluding AOI related to the one-time adjustment payment, International AOI was $16 million, with a margin of 21%.

Other Matters
Open Market Repurchases of 4.25% Senior Notes due 2029
In June 2024, the Company repurchased $15 million principal amount of its 4.25% senior notes due 2029 on the open market, at a discount of $4.9 million, and retired the repurchased notes.
4.25% Convertible Senior Notes due 2029
On June 21, 2024, the Company completed an offering of $143.75 million principal amount of its 4.25% convertible senior notes due 2029 (the "Convertible Notes"). The Convertible Notes may be converted at an initial conversion rate of 78.5083 shares of Class A Common Stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $12.74 per share).
Impairment and Other Charges
Impairment and other charges of $97 million for the quarter ended June 30, 2024 primarily consisted of a $68 million goodwill impairment charge at AMCNI and $29 million of long-lived asset impairment charges at BBCA.
During the second quarter of 2024, we determined that the decline in our stock price was an indicator of potential impairment of goodwill. Accordingly, we performed quantitative assessments for all of our reporting units and concluded that the fair value of the AMCNI reporting unit declined to less than its carrying amount. As a result, we recognized an impairment charge of $68 million, which is included in Impairment and other charges in the condensed consolidated statements of income (loss). Additionally, the Company performed a recoverability test and determined that the carrying amount of the BBCA asset group exceeded its fair value, therefore an impairment charge of $29 million was recorded for identifiable intangible assets and other long-lived assets, which is included in Impairment and other charges in the condensed consolidated statement of income (loss) within the Domestic Operations operating segment.
Stock Repurchase Program & Outstanding Shares
As previously disclosed, the Company's Board of Directors has authorized a program to repurchase up to $1.5 billion of the Company’s outstanding shares of common stock. The Stock Repurchase Program has no pre-established end date and may be suspended or discontinued at any time. During the quarter ended June 30, 2024, the Company did not repurchase any shares. As of June 30, 2024, the Company had $135 million of authorization remaining for repurchase under the Stock Repurchase Program.
As of August 2, 2024, the Company had 32,613,713 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding.
Please see the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024, which will be filed later today, for further details regarding the above matters.

Description of Non-GAAP Measures

Internally, the Company uses net revenues, Adjusted Operating Income (Loss), and Free Cash Flow measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before share-based compensation expense or benefit, depreciation and amortization, impairment and other charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, cloud computing amortization, and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. From time to time, we may exclude the impact of certain events, gains, losses, or other charges (such as significant legal settlements) from AOI that affect our operating performance. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts, and peers to compare performance in the industry. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see pages 8-9 of this release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 11 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and other charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and the impact associated with the modification of debt arrangements, including gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see pages 12-13 of this release.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its second quarter 2024 results. To listen to the call, please visit investors.amcnetworks.com.
About AMC Networks Inc.
AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE; cable networks AMC, BBC AMERICA (operated through a joint venture with BBC Studios, which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution labels IFC Films and RLJE Films. The company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.
Contacts

Investor Relations	Corporate Communications
Nicholas Seibert	Jim Maiella
nicholas.seibert@amcnetworks.com	jim.maiella@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues, net	$625,934	$678,628	$1,222,395	$1,396,075
Operating expenses:
Technical and operating (excluding depreciation and amortization)	280,727	321,961	552,303	648,690
Selling, general and administrative	208,176	194,298	397,057	379,904
Depreciation and amortization	26,493	25,745	52,319	51,620
Impairment and other charges	96,819	24,882	96,819	24,882
Restructuring and other related charges	2,931	6,041	2,931	11,974
Total operating expenses	615,146	572,927	1,101,429	1,117,070
Operating income	10,788	105,701	120,966	279,005
Other income (expense):
Interest expense	(43,216)	(38,930)	(76,057)	(76,547)
Interest income	9,292	7,342	18,177	15,258
Gain on extinguishment of debt, net	247	—	247	—
Miscellaneous, net	1,493	10,140	(3,697)	14,729
Total other expense	(32,184)	(21,448)	(61,330)	(46,560)
Income (loss) from operations before income taxes	(21,396)	84,253	59,636	232,445
Income tax expense	(10,893)	(22,155)	(34,542)	(59,054)
Net income (loss) including noncontrolling interests	(32,289)	62,098	25,094	173,391
Net (income) loss attributable to noncontrolling interests	3,055	8,141	(8,525)	458
Net income (loss) attributable to AMC Networks' stockholders	$(29,234)	$70,239	$16,569	$173,849

Net income (loss) per share attributable to AMC Networks' stockholders:
Basic	$(0.66)	$1.60	$0.37	$3.98
Diluted	$(0.66)	$1.60	$0.37	$3.97

Weighted average common shares:
Basic	44,466	43,842	44,267	43,702
Diluted	44,466	43,900	45,443	43,835

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2024
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$102,735	$(43,795)	$(48,152)	$10,788
Share-based compensation expenses	2,748	905	4,804	8,457
Depreciation and amortization	10,800	4,151	11,542	26,493
Restructuring and other related charges	2,931	—	—	2,931
Impairment and other charges	28,815	68,004	—	96,819
Cloud computing amortization	3,283	—	—	3,283
Majority owned equity investees AOI	4,036	—	—	4,036
Adjusted operating income (loss)	$155,348	$29,265	$(31,806)	$152,807

	Three Months Ended June 30, 2023
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$162,530	$(11,705)	$(45,124)	$105,701
Share-based compensation expenses	2,192	846	4,610	7,648
Depreciation and amortization	11,663	4,902	9,180	25,745
Restructuring and other related charges	3,905	261	1,875	6,041
Impairment and other charges	—	24,882	—	24,882
Cloud computing amortization	5	—	2,244	2,249
Majority owned equity investees AOI	4,511	—	—	4,511
Adjusted operating income (loss)	$184,806	$19,186	$(27,215)	$176,777

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30, 2024
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$244,752	$(35,186)	$(88,600)	$120,966
Share-based compensation expenses	5,978	1,671	6,883	14,532
Depreciation and amortization	20,827	8,176	23,316	52,319
Restructuring and other related charges	2,931	—	—	2,931
Impairment and other charges	28,815	68,004	—	96,819
Cloud computing amortization	6,831	—	—	6,831
Majority owned equity investees AOI	7,533	—	—	7,533
Adjusted operating income (loss)	$317,667	$42,665	$(58,401)	$301,931

	Six Months Ended June 30, 2023
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$362,018	$2,437	$(85,450)	$279,005
Share-based compensation expenses	6,639	1,685	4,969	13,293
Depreciation and amortization	23,517	9,673	18,430	51,620
Restructuring and other related charges	4,723	1,646	5,605	11,974
Impairment and other charges	—	24,882	—	24,882
Cloud computing amortization	10	—	4,469	4,479
Majority owned equity investees AOI	7,287	—	—	7,287
Adjusted operating income (loss)	$404,194	$40,323	$(51,977)	$392,540

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

Capitalization	June 30, 2024
Cash and cash equivalents	$802,553

Credit facility debt (a)	$416,875
Senior notes (a)	2,003,760
Total debt	$2,420,635

Net debt	$1,618,082

Finance leases	16,766
Net debt and finance leases	$1,634,848

	Twelve Months Ended June 30, 2024
Operating Income (GAAP)	$230,373
Share-based compensation expense	26,904
Depreciation and amortization	108,101
Restructuring and other related charges	18,744
Impairment and other charges	168,626
Cloud computing amortization	12,895
Majority owned equity investees	13,852
Adjusted Operating Income (Non-GAAP)	$579,495

Leverage ratio (b)	2.8	x

(a)Represents the aggregate principal amount of the debt.
(b)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended June 30, 2024. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

Free Cash Flow (1)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$104,403	$157,566	$255,272	$25,047
Less: capital expenditures	(9,238)	(9,952)	(15,958)	(21,450)
Free Cash Flow	$95,165	$147,614	$239,314	$3,597

Supplemental Cash Flow Information	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Restructuring initiatives (2)	$(3,282)	$(31,620)	$(8,103)	$(88,506)
Distributions to noncontrolling interests	(15,352)	(15,585)	(16,520)	(27,087)

(1) Free Cash Flow includes the impact of certain cash receipts or payments (such as restructuring initiatives, significant legal settlements, and programming write-offs) that affect period-to-period comparability.

(2) Restructuring initiatives includes cash payments of $0.9 million and $2.2 million for content impairments and other exit costs for the three and six months ended June 30, 2024, respectively, and $2.4 million and $5.9 million for severance and employee-related costs for the three and six months ended June 30, 2024, respectively. Restructuring initiatives includes cash payments of $11.2 million and $52.2 million for content impairments and other exit costs for the three and six months ended June 30, 2023, respectively, and $20.4 million and $36.3 million for severance and employee-related costs for the three and six months ended June 30, 2023, respectively.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands, except per share amounts)
(Unaudited)

Adjusted Earnings Per Share
	Three Months Ended June 30, 2024
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Net (income) loss attributable to noncontrolling interests	Net income (loss) attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$(21,396)	$(10,893)	$3,055	$(29,234)	$(0.66)
Adjustments:
Amortization of acquisition-related intangible assets	9,608	(2,460)	(962)	6,186	0.14
Restructuring and other related charges	2,931	(784)	—	2,147	0.05
Impairment and other charges	96,819	(3,801)	(14,616)	78,402	1.76
Gain on extinguishment of debt, net	(247)	66	—	(181)	—
Dilutive income and share basis difference - GAAP vs. Adjusted(1)	153	(37)	—	116	(0.05)
Adjusted Results (Non-GAAP)	$87,868	$(17,909)	$(12,523)	$57,436	$1.24
(1) For the reconciliation of Adjusted EPS to GAAP EPS, the item “Dilutive income and share basis difference - GAAP vs. Adjusted” represents the impact of the adjustments from a net loss to net income position, which required an adjustment for the interest expense associated with the convertible debt and a change in the dilutive shares outstanding to reflect additional dilutive shares associated with restricted stock units and convertible debt that were considered anti-dilutive on a GAAP basis.

	Three Months Ended June 30, 2023
	Income from operations before income taxes	Income tax expense	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$84,253	$(22,155)	$8,141	$70,239	$1.60
Adjustments:
Amortization of acquisition-related intangible assets	10,469	(2,104)	(1,704)	6,661	0.15
Restructuring and other related charges	6,041	(1,433)	(90)	4,518	0.11
Impairment and other charges	24,882	(2,175)	(15,949)	6,758	0.15
Gain on extinguishment of debt, net	605	(147)	—	458	0.01
Adjusted Results (Non-GAAP)	$126,250	$(28,014)	$(9,602)	$88,634	$2.02

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands, except per share amounts)
(Unaudited)

Adjusted Earnings Per Share
	Six Months Ended June 30, 2024
	Income (loss) from operations before income taxes	Income tax (expense) benefit	Net (income) loss attributable to noncontrolling interests	Net income (loss) attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP) (1)	$59,789	$(34,579)	$(8,525)	$16,685	$0.37
Adjustments:
Amortization of acquisition-related intangible assets	18,164	(4,333)	(1,924)	11,907	0.26
Restructuring and other related charges	2,931	(784)	—	2,147	0.05
Impairment and other charges	96,819	(3,801)	(14,616)	78,402	1.72
Gain on extinguishment of debt, net	(247)	66	—	(181)	—
Adjusted Results (Non-GAAP)	$177,456	$(43,431)	$(25,065)	$108,960	$2.40
(1) Includes the required adjustment for interest expense associated with the convertible debt.

	Six Months Ended June 30, 2023
	Income from operations before income taxes	Income tax expense	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$232,445	$(59,054)	$458	$173,849	$3.97
Adjustments:
Amortization of acquisition-related intangible assets	20,887	(4,175)	(3,409)	13,303	0.30
Restructuring and other related charges	11,974	(2,777)	(204)	8,993	0.21
Impairment and other charges	24,882	(2,175)	(15,949)	6,758	0.15
Gain on extinguishment of debt, net	605	(147)	—	458	0.01
Adjusted Results (Non-GAAP)	$290,793	$(68,328)	$(19,104)	$203,361	$4.64